Exhibit 99.1

Smart Balance Separates All Issued and Outstanding Units

Paramus, N.J., Nov. 29, 2007 – Smart Balance Inc. (NASDAQ GM: SMBL) announced today that it is separating all of its outstanding units, which trade separately from its common stock and public warrants on the NASDAQ Global Market under the symbol SMBLU. As a result of the separation of the outstanding units, the units will cease to be listed on the NASDAQ Global Market effective Nov. 30, 2007.

Each unit consists of one share of common stock and one public warrant. The Company is separating the units in order to make it easier for its shareholders to exercise their outstanding public warrants. On Oct. 30, 2007, the Company mailed a notice of redemption to all holders of the Company’s public warrants, which contains specific instructions on the procedure for exercising the public warrants. Each public warrant will continue to be exercisable for one share of common stock at $6.00 per share until 5:00 p.m. Eastern Time on Monday, Dec. 3, 2007 (unless such time is properly extended by a public warrant holder in order to make a HSR Act filing). After that time, holders of the public warrants will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $.01 per public warrant.

The Company has engaged Morrow and Co., LLC to act as the public warrant solicitation agent. You can receive additional information regarding the exercise or redemption of the public warrants, or a copy of the prospectus for the common stock issuable upon the exercise of the public warrants, by contacting:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Toll-Free Telephone Number: 1-800-483-1314

Email: smartbalance.info@morrowco.com

For a copy of the notice of redemption letter sent to our public warrant holders, send an email request to investor@smartbalance.com.

About Smart Balance, Inc.

Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

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Liz Feldman/Nicole Atkinson

Sandy Hillman Communications

443-683-0917/443-683-0922